EXHIBIT 3.24(b)

LIMITED PARTNERSHIP AGREEMENT

OF

LYONDELL LP3 PARTNERS, LP

Dated: As of December 26, 2002

ARTICLE I. FORMATION AND ORGANIZATION		1
1.1.	Formation; Name of Partnership	1
1.2.	Definitions	1
1.3.	Term	2
1.4.	Principal Office	2
1.5.	Registered Agent and Registered Office	3
1.6.	Purpose of the Partnership	3

ARTICLE II. MANAGEMENT		3
2.1.	Powers of General Partner	3
2.2.	Reimbursement of Costs	3
2.3.	Limitation on the General Partner’s Responsibility	3
2.4.	The Limited Partner Shall Not Act	4
2.5.	Power of Attorney	4
2.6.	Amendments	4
2.7.	Indemnification	4
2.8.	No Liability to the Partnership or to the Limited Partners	5

ARTICLE III. CAPITAL OF THE PARTNERSHIP		5
3.1.	Capital Contributions and Partnership Interests of the Partners	5
3.2.	Capital Percentages	5
3.3.	No Further Obligation	5

ARTICLE IV. ALLOCATIONS AND DISTRIBUTIONS		5
4.1.	Allocations	5
4.2.	Computation of Capital Account	6
4.3.	Distributions and Tax Distributions	6
4.4.	Tax Distributions	6

ARTICLE V. ACCOUNTING AND TAX MATTERS		7
5.1.	Accounting Records; Accounting Year	7
5.2.	Inspection	7
5.3.	Tax Matters	7
5.4.	Income Tax Elections	7

ARTICLE VI. DISSOLUTION, WINDING UP AND TERMINATION		7
6.1.	In General	7
6.2.	Effective Date and Reconstitution	8

ARTICLE VII. MISCELLANEOUS		8
7.1.	Notices and Approvals	8
7.2.	Applicable Law	8
7.3.	Successors and Assigns	8
7.4.	Amendments	8
7.5.	Entire Agreement	9

-i-

7.6.	Gender and Number	9
7.7.	Captions	9
7.8.	Counterparts	9

-ii-

LIMITED PARTNERSHIP AGREEMENT

OF

LYONDELL LP3 PARTNERS, LP

THIS LIMITED PARTNERSHIP AGREEMENT OF Lyondell LP3 Partners, LP, is made and entered into as of December 26, 2002, by and between Lyondell Chemical Company, a Delaware corporation, as limited partner, (“Limited Partner”), and Lyondell LP3 GP, LLC, a Delaware limited liability company, as the general partner (“General Partner”);

WITNESSETH:

WHEREAS, the General Partner and the Limited Partner (referred to herein jointly as the “Partners”) desire to form a limited partnership for the purposes herein expressed;

NOW, THEREFORE, in consideration of the premises, the terms and covenants contained herein, and the contributions to capital by the Partners of the amounts of money set forth in Article III of this Agreement, the Partners agree as follows:

ARTICLE I.

FORMATION AND ORGANIZATION

1.1. Formation; Name of Partnership. The Partners hereby enter into and form a limited partnership (the “Partnership”) under the Delaware Revised Uniform Limited Partnership Act (the “Act”) for the purposes hereinafter set forth. On December 26, 2002, the Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware. The Partnership shall conduct its business under the name “Lyondell LP3 Partners, LP” and such name shall be used at all times in connection with the Partnership’s business and affairs; provided, however, that the Partnership shall conduct its business under such name or variations thereof as the General Partner deems necessary or appropriate in order, among other things, to meet the requirements of law in any jurisdiction in which the Partnership may elect to do business or shall otherwise select.

1.2. Definitions. The following terms as used herein, unless the context specifically requires otherwise, shall have the following respective meanings:

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Agreement” shall mean this instrument, as amended pursuant to Section 2.6. All references to Sections are herein made, unless noted otherwise, to Sections of this Agreement.

“Capital Account” is defined in Section 4.2.

“Capital Contributions” of a Partner shall mean the cash and the agreed value of the property contributed by such Partner to the Partnership pursuant to Section 3.1 or otherwise.

“Capital Percentage” is defined in Section 3.2.

“Code” shall refer to the Internal Revenue Code of 1986, as amended.

“Net Income” shall mean for a taxable year of the Partnership the excess of (i) the income and gain of the Partnership for such year determined in accordance with the accounting principles described in Section 4.1.1, over (ii) the deductions and losses of the Partnership for such year determined in accordance with the accounting principles described in Section 4.1.1.

“Net Loss” shall mean for a taxable year of the Partnership the excess of (i) the deductions and losses of the Partnership for such year determined in accordance with the accounting principles described in Section 4.1.1, over (ii) the income and gain of the Partnership for such year determined in accordance with the accounting principles described in Section 4.1.1.

“Partners” shall refer collectively to the General Partner and the Limited Partner, together with any other persons who hereafter may be admitted to the Partnership in accordance with the provisions of this Agreement.

“Partnership” is defined in Section 1.1.

“Partnership Interest” means, as to any Partner, such Partner’s rights to a share of the capital and profits of the Partnership, as represented by the Partner’s Capital Account, Capital Percentage, and other rights herein, but not including the Partner’s rights to participate in the management of the Partnership.

“Partnership Office” is defined in Section 1.4.

“Section 754 Election” is defined in Section 5.3.

“Winding Up” shall mean the period following a dissolution of the Partnership when it is not reconstituted.

Other capitalized terms used in this Agreement shall have the meanings indicated.

1.3. Term. This Agreement shall be effective and the Partnership shall commence as of the effective date of this Agreement, and shall continue until the termination of the Partnership in accordance with the provisions of Article VI.

1.4. Principal Office. The principal office of the Partnership (the “Partnership Office”), where the books and records of the Partnership shall be kept, shall be Two Greenville Crossing, 4001 Kennett Pike, Suite 238, Greenville, Delaware 19807, or such other location or locations as the General Partner may determine.

1.5. Registered Agent and Registered Office. The address of the registered agent and the address of the registered office of the Partnership in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

1.6. Purpose of the Partnership. The purpose of the Partnership shall be to do any or all things that may lawfully be done by a limited partnership pursuant to the Act. The Partnership shall have any and all powers necessary or desirable to carry out the purpose and business of the Partnership to the extent the same may be legally exercised by limited partnerships under the Act. The partnership shall carry out the foregoing activities pursuant to the Certificate of Limited Partnership and this Agreement.

ARTICLE II.

MANAGEMENT

2.1. Powers of General Partner.

2.1.1 In General. Subject only any provision of this Agreement conferring a right of consent, approval or joinder on the Limited Partner or all Partners, the General Partner shall have the full, exclusive and complete discretion to manage and control, and shall make all decisions affecting the business of the Partnership and shall have all the powers of the Partnership, and subject to the following sentence, the General Partner, shall have all of the rights, powers and duties of a general partner of a partnership with limited partners. All actions taken by the General Partner in the course of the Partnership’s business shall, if approved or taken by the General Partner, be binding on the Partnership and all Partners.

2.1.2 Time. The General Partner shall devote to the conduct of the Partnership’s affairs such time as is reasonably necessary to effectively carry out the day-to-day management of the Partnership.

2.2. Reimbursement of Costs. The Partnership shall promptly reimburse the General Partner for all reasonable costs and expenses incurred directly by the General Partner (other than overhead costs) on behalf of the Partnership when and as such costs are incurred. These expenses may include, but are not limited to, direct third party costs incurred in the administration of the Partnership.

2.3. Limitation on the General Partner’s Responsibility. The General Partner’s obligations to perform the functions enumerated herein and such other obligations as may arise by operation of law shall be performable only to the extent that the Partnership has funds available therefor, and the General Partner shall not be personally liable to furnish involuntarily its own funds for any such purpose. The General Partner shall be obligated to act in good faith, and so long as it acts in good faith and is not grossly negligent, it shall have no liability or obligation to the Limited Partner or the Partnership for any decision, act or omission, whether or not such decision, act or omission may have been reasonably prudent, may have been a negligent act or omission or may have been in good or bad business judgment.

2.4. The Limited Partner Shall Not Act. No Limited Partner shall perform any act on behalf of the Partnership, incur any expense, obligation or indebtedness of any nature on behalf of the Partnership, or in any manner participate in the management of the Partnership, except as specifically contemplated hereunder.

2.5. Power of Attorney. By the execution of this Agreement, the Limited Partner does irrevocably constitute and appoint the General Partner as its true and lawful attorney-in-fact and agents with full power and authority to act in its name, place and stead in the execution, acknowledgment, delivering, filing and recording of all certificates and documents that the General Partner deems necessary or reasonably appropriate for the following specific purposes:

(i) to qualify or continue the Partnership to do business as a partnership in the states and other jurisdictions in which the General Partner determines that the Partnership is required to, or should, qualify;

(ii) to reflect the dissolution and termination of the Partnership after the same has been dissolved and terminated in accordance herewith.

The power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall to the extent permitted by law survive the dissolution and liquidation of the Limited Partnership, and shall be binding on any assignee or vendee of a Partnership Interest hereunder, or any portion thereof, including any of the distributive rights relating thereto.

2.6. Amendments. This Agreement may be amended from time to time by the General Partner without the consent of any of the other Partners except that the consent of all Partners shall be required (1) to amend the Agreement to permit the General Partner to expel a Partner or to reduce or eliminate the Capital Account or Capital Percentage of a Partner or to alter the rights of a Partner to receive distributions in accordance with its Capital Account or Capital Percentage or (2) to amend the Agreement in such a manner as to cause the Partnership to be classified as an association for federal income tax purposes.

2.7. Indemnification.

2.7.1 General. To the fullest extent permitted by applicable law, and except for loss or damage incurred by a Partner by reason of its gross negligence, willful misconduct or bad faith, the Partnership shall indemnify, defend and save harmless a Partner from, and reimburse a Partner for, all judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses, including attorneys’ fees, if such Partner was, is or is threatened to be a named defendant or respondent in a proceeding because the Partner is or was a General Partner. The foregoing indemnification rights are in addition to any rights a Partner may have under any agreement pursuant to Section 2.7.2 or against third parties, and shall, without limitation, be deemed to authorize advance payment of expenses.

2.7.2 By Agreement The Partnership may indemnify Partners and their officers, employees of the Partnership, or duly appointed officers of the Partnership to the fullest extent permitted by applicable law pursuant to a written agreement approved by the General Partner.

2.8. No Liability to the Partnership or to the Limited Partners. The General Partner shall not be personally liable to the Partnership or to the Limited Partners for monetary damages for breach of fiduciary duty as a General Partner, except for liability for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for a distribution, redemption or purchase of or with respect to interests in the Partnership in violation of Delaware law as a result of the willful or grossly negligent act or omission of a General Partner. If the laws of the State of Delaware are amended after the date of this Agreement to authorize action further eliminating or limiting the personal liability of the General Partner, then the liability of the General Partner of the Partnership, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended laws of the State of Delaware. Any repeal or modification of this Section 2.8 shall be prospective only, and shall not adversely affect any limitation on the personal liability of the General Partner of the Partnership existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification.

ARTICLE III.

CAPITAL OF THE PARTNERSHIP

3.1. Capital Contributions and Partnership Interests of the Partners. The Partners have contributed to the Partnership the amounts of cash set forth by their names on Exhibit A, attached hereto. Unless the Partners agree otherwise, no Partner shall be required to make additional cash contributions.

3.2. Capital Percentages. Each Partner’s Partnership Interest shall be expressed as a percentage (the “Capital Percentage”) as set forth in Exhibit A, attached hereto.

3.3. No Further Obligation. Except as expressly provided for in or contemplated by this Article III, no Partner shall have any obligation to provide funds to the Partnership, whether by contributions to capital, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

ARTICLE IV.

ALLOCATIONS AND DISTRIBUTIONS

4.1. Allocations.

4.1.1 In General. The recognition and classification of the items of income, gain, loss and deduction of the Partnership (whether recognized prior to or during Winding Up) shall be the same for purposes of this Section 4.1 as their recognition and classification for federal income tax purposes determined (i) without regard to any Section 754 Election which may have been made and (ii) without regard to any provision of the Code which provides that an item of income or gain is not includable in gross income or that an expenditure is not deductible or chargeable to a capital account.

4.1.2 Net Income and Loss. Net Income and Net Loss shall be allocated to the Partners in accordance with their respective Capital Percentages.

4.2. Computation of Capital Account. The balance of the “Capital Account” of a Partner is initially zero and as of any date is increased by (i) the amount of cash contributed by that Partner to the Partnership on or prior to that date, (ii) the fair market value of any property (reduced by any liabilities which are assumed by the Partnership or to which such property is subject) which is contributed by that Partner to the Partnership on or prior to that date and (iii) any item of Partnership income or gain which is allocated to such Partner pursuant to Section 4.1 on or prior to that date; and is decreased by (a) any Partnership deduction or loss which is allocated to such Partner pursuant to Section 4.1 on or prior to that date, (b) the amount of cash distributed by the Partnership to such Partner on or prior to that date (other than in respect of Partner loans) and (c) the fair market value of any property (reduced by any liabilities which are assumed by the distributee Partner or to which the property is subject) which is distributed by the Partnership to the Partner on or prior to that date.

4.3. Distributions and Tax Distributions. Except as otherwise provided by this Agreement, any distributions authorized by the General Partner shall be made to the Partners in accordance with their Capital Percentages.

4.4. Tax Distributions. The General Partner may, in its discretion, distribute to each Partner, within 90 days after the end of each taxable year of the Partnership, cash in amounts, which when added to the distributions made to such Partner after the formation of the Partnership, will equal or exceed the amount of federal, state and local income tax (taking into account, for such purposes, each Partner’s distributive share of the credits of the Partnership which are available for federal, state or local income tax purposes) payable solely by reason of such Partner’s distributive share, within the meaning of Section 704(b) of the Code, of the income, gain, loss and deductions of the Partnership or by reason of any amount which is required to be included in such Partner’s income by reason of Section 707(c) of the Code, assuming for such purposes, that (i) any such income and gain reduced by losses and deductions attributable to the Partner by reason of his interest in the Partnership is subject to federal, state and local income tax at the maximum rate applicable to any person with a taxable year equal to the calendar year without reduction for other deductions or credits and (ii) the distributive share of any unused deductions and losses of the Partnership of the Partner may be carried forward. The General Partner may also cause the Partnership to make distributions from time to time during a taxable year of the Partnership (which shall be treated as an advance of the amounts distributable pursuant to the preceding sentence with respect to the taxable year) of amounts required by each Partner to make payments of estimated taxes for federal, state or local income tax purposes. Any amount distributed to a Partner pursuant to this Section 4.4 shall reduce the amount which such Partner is otherwise entitled to receive thereafter pursuant to Sections 4.3.

ARTICLE V.

ACCOUNTING AND TAX MATTERS

5.1. Accounting Records; Accounting Year. The books and records of the Partnership shall be kept on an accrual basis, in accordance with usual and customary partnership accounting principles and practices, and shall be maintained by reference to an accounting year which shall be the calendar year. The General Partner shall keep or cause to be kept full and proper accounts of all transactions of the Partnership, and on or before 90 days following the expiration of each year shall make and distribute or cause to be made and distributed to the Limited Partner a full and detailed audited statement showing the operations of the Partnership during the period then ended on such date, including without limitation a statement of the accounts of each of the Partners on the Partnership books and records.

5.2. Inspection. The books and records of the Partnership shall be maintained at the Partnership Office, and shall be open to inspection by the Partners at all reasonable times during any business day.

5.3. Tax Matters. The General Partner shall prepare and file all income tax returns of the Partnership, and shall furnish copies thereof to the other Partners. The General Partner, on behalf of the Partnership and at the time and in the manner provided in Treasury Regulation § 1.754-1(b), may make an election to adjust the basis of Partnership property in the manner provided in Sections 734(b) and 743(b) of the Code (a “Section 754 Election”).

5.4. Income Tax Elections. The General Partner shall have the right to make any applicable elections under the Code which, in its best judgment, are in the best interests of the Partnership.

ARTICLE VI.

DISSOLUTION, WINDING UP AND TERMINATION

6.1. In General. Each Partner expressly waives any right which it might otherwise have to dissolve the Partnership except as set forth in this Section 6.1. The Partnership shall be dissolved only upon the occurrence of any of the following events:

(i) the withdrawal, removal, bankruptcy, dissolution or liquidation of the General Partner;

(ii) the vote by Partners holding a majority of the Capital Percentages to dissolve the Partnership;

(iii) the occurrence of any other circumstance which, by law, would require the Partnership to be dissolved; or

(iv) as provided in Section 1.3 hereof.

6.2. Effective Date and Reconstitution. Dissolution shall be effective on the day the event occurs giving rise to the dissolution, but the Partnership shall not terminate until all of its affairs have been wound up and all Partnership assets have been distributed. In the event the Partnership is dissolved for any reason, the General Partner shall furnish written notice of the dissolution promptly to all Partners. Upon the occurrence of an event of dissolution described in Section 6.1, the Partnership shall not be reconstituted except with the consent of Partners holding a majority of the Capital Percentages and Capital Account balances remaining.

ARTICLE VII.

MISCELLANEOUS

7.1. Notices and Approvals. All notices, requests, statements, offers, acceptances or other matters required or permitted to be given or furnished hereunder to any Partner shall be deemed sufficiently given or furnished if in writing and personally delivered to such Partner, or deposited in the United States mail or delivered by e-mail, facsimile transmission, or other similar means of electronic communication, in a sealed envelope, certified mail with return receipt requested, with postage prepaid, addressed to such Partner at the address of such partner as provided on Exhibit A or at such other address as such Partner shall have previously designated by the giving of 15 days’ written notice to the Partner giving such notice, request, statement, offer, acceptance or other writing. For purposes of this Agreement, the date of the giving of notice shall be the date of delivery, if personally delivered, or two business days after the date deposited in the mail or otherwise dispatched for delivery. Any approval or consent required by a General Partner shall be deemed given if given by an authorized officer of such General Partner.

7.2. Applicable Law. THIS AGREEMENT IS ENTERED INTO AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF DELAWARE. This Agreement shall be subject to all valid applicable laws and official orders, rules and regulations, and, in the event this Agreement or any portion thereof is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any such laws or official orders, rules and regulations, the latter shall be deemed to control, and this Agreement shall be regarded as modified accordingly, and, as so modified, shall continue in full force and effect; provided, however, that nothing herein contained shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

7.3. Successors and Assigns. This Agreement shall be binding upon the Partners, their heirs, executors, administrators, legal representatives, successors and assigns, any or all of whom shall execute and deliver all necessary documents required to carry out the terms of this Agreement.

7.4. Amendments. This Agreement may be amended from time to time in accordance with Section 2.6.

7.5. Entire Agreement. This Agreement embodies the entire agreement and understanding among the Partners, relating to the subject matter hereof, and shall supersede all their prior agreements and understandings relating to such subject matter.

7.6. Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

7.7. Captions. The Article and Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Article or Section.

7.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

EXECUTED by the undersigned as of the date first above written.

GENERAL PARTNER

LYONDELL LP3 GP, LLC

By:	Lyondell Chemical Company, its
sole member

By:	/s/ Allen C. Holmes
Allen C. Holmes
Vice President, Tax and Real Estate

LIMITED PARTNER

LYONDELL CHEMICAL COMPANY

By:	/s/ Allen C. Holmes
Allen C. Holmes
Vice President, Tax and Real Estate

EXHIBIT A

General Partner	Address	Capital Percentage	Initial Contribution
Lyondell LP3 GP, LLC	Two Greenville Crossing 4001 Kennett Pike, Suite 238 Greenville, Delaware 19807	1.0000000%	$10.00
Limited Partner
Lyondell Chemical Company	One Houston Center 1221 McKinney Street Houston, TX 77010	99.0000000%	$990.00